Exhibit 99.3

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770
FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink's Closes Senior Unsecured Notes Offering

RICHMOND, Va., June 22, 2020 - The Brink’s Company (NYSE:BCO), today announced that it has closed its previously announced 5-year senior unsecured notes offering in an aggregate principal amount of $400 million. The notes were priced at par with an annual interest rate of 5.5% and will mature in July 2025.
Proceeds from the notes are expected to be used in part to repay certain existing indebtedness incurred in connection with the acquisition of the G4S Cash businesses, finance the remaining acquisitions of the G4S Cash businesses and pay certain fees and expenses related to the transactions. Remaining net proceeds are expected to be used for working capital needs, capital expenditures, acquisitions and other general corporate purposes. As of March 31, 2020, pro forma for the completion of the G4S acquisition, the net first lien (net secured debt) leverage ratio is 2.0x and available liquidity is expected to be $1.2 billion.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 48 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward looking information in this release includes, but is not limited to, the proposed use of proceeds from the notes offering and leverage and liquidity assuming completion of the G4S acquisition. Forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These and other risks and uncertainties include, but are not limited to, factors discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink’s Company undertakes no obligation to update any information contained in this document.

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